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                                                                    EXHIBIT 99.1


[DORAL FINANCIAL CORPORATION LOGO]


FOR IMMEDIATE RELEASE


October 15, 2003


Contact:

Richard F. Bonini                                       Mario S. Levis
Senior Executive Vice President                         Senior Executive Vice
and Chief Financial Officer                             President and Treasurer
(212) 329-3728                                          (787) 474-6707


              DORAL FINANCIAL CORPORATION ANNOUNCES THREE-FOR-TWO
                  STOCK SPLIT, INCREASE IN QUARTERLY DIVIDEND
                       ON COMMON STOCK AND APPOINTMENT OF
                          NEW CHIEF FINANCIAL OFFICER

         San Juan, October 15, 2003 -Doral Financial Corporation (NYSE:DRL), a diversified financial services company and Puerto Rico's largest mortgage lender, today announced that the Company's Board of Directors had declared a three-for-two stock split on the Company's common stock. The stock split will be effected in the form of a stock dividend of one additional share of common stock to be issued December 11, 2003 for every two shares of common stock held of record on November 21, 2003. To determine the approximate number of shares investors will own following the split they may multiply the number of shares held as of the record date by 1.5. Fractional shares will be settled in cash on the basis of the average of the high and low sales price of the common stock on November 21, 2003. Prior to the stock split, the Company had approximately 71,934,973 shares of common stock outstanding.


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October 15, 2003
Page 2


         Following the distribution of the additional shares, the Company will have approximately 107,902,460 shares of common stock outstanding. Salomon Levis, Chairman of the Board and Chief Executive Officer stated that the stock split would not be dilutive to voting rights or shareholders' proportionate interest in the Company and would further increase liquidity in the Company's common stock.

         The Board of Directors also voted to increase the quarterly dividend on the common stock from $0.14 to $0.18 per share. The increased cash dividend is payable on December 4, 2003, to shareholders of record on November 14, 2003. The dividend represents a 29% increase in the Company's quarterly cash dividend and follows a 27% increase in the common stock dividend previously announced on February 3, 2003. The Chairman explained that the additional shares issued as part of the stock split would not be entitled to receive the cash dividend payable on December 4, 2003. He also explained that following the effective date of the stock split, the regular quarterly dividend on the common stock would be adjusted from $0.18 per share to $0.12 per share, to reflect the additional shares issued as part of the stock split. The Chairman stated that the dividend increase reflected the Company's belief that shareholders should continue to share in the Company's record earnings.

         The Chairman also took the opportunity to announce that effective December 31, 2003, Richard F. Bonini, Senior Executive Vice President and Chief Financial Officer would be retiring as an executive officer of the Company. The Chairman noted that the Board of Directors was very grateful to Mr. Bonini for his many years of valuable service to the Company. Mr. Bonini has served as an officer of Doral for more than 27 years. The Chairman stated that he was happy to report that Mr. Bonini would continue to contribute to the Company by continuing to serve as a director and the Corporate Secretary of Doral Financial, as Vice Chairman of the Board of Doral Bank FSB, the Company's New York banking unit, as well as by providing consulting services to the Company.

         The Chairman announced that effective January 1, 2004, Mr. Bonini's position as Chief Financial Officer would be filled by Mr. Ricardo Melendez, Executive Vice President


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October 15, 2003
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and Chief Accounting Officer of the Company since
1995. Mr. Melendez has worked for the Company for more than twelve years and previously served as Chief Financial Officer of Doral Bank from September 1993 to July 1995.

         Mr. Levis noted that Mr. Melendez, is an excellent example of the new generation of talented executives the Company had been able to recruit and promote.

         The Company, a financial holding company, is the largest mortgage lender in Puerto Rico, and the parent company of Doral Bank, Puerto Rico's fastest growing commercial bank, Doral Securities, a Puerto Rico based investment banking and brokerage firm, Doral Insurance Agency, Inc. and Doral Bank, FSB, a federal savings bank based in New York.